THE TJX COMPANIES, INC.
                    MANAGEMENT INCENTIVE PLAN


              (as amended through January 30, 1994)









        THE TJX COMPANIES, INC. MANAGEMENT INCENTIVE PLAN


Section        Title                              Page

   1           Purpose                              1

   2           Definitions                          1

   3           Effective Date                       2

   4           Administration                       2

   5           Eligibility                          2

   6           Description of Awards                2

   7           Determination of Awards              3

   8           Payment of Awards                    5

   9           Deferral of Awards                   5

  10           Designation of Beneficiary           5

  11           Notices                              6

  12           Rights of Participants               6

  13           No Employment Rights                 6

  14           Certain Payments Upon a
               Change of Control                    6

  15           Nonalienation of Award               7

  16           Withholding Taxes                    7

  17           Termination, Amendment,
               and Modification                     7

  18           Headings and Captions                7

  19           Controlling Law                      7

  20           Miscellaneous Provisions             7

  21           Awards to Certain Officers           8

                     THE TJX COMPANIES, INC.
                    MANAGEMENT INCENTIVE PLAN


1.   Purpose

     The purpose of The TJX Companies, Inc. ("TJX") Management Incentive Plan (the "Plan") is to provide officers and other employees who are key to the annual growth and profitability of TJX with reward opportunities commensurate with their performance relative to annual objectives.

2.   Definitions

     Unless the context requires otherwise, the following expressions as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine, and neuter pronouns are used interchangeably, and that each comprehends the others.

     (a)  "Company" shall mean TJX and its subsidiaries.

     (b)  "E.C.C." shall mean the Executive Compensation
          Committee of the Board of Directors of TJX. A member of the E.C.C. shall not be eligible to participate in the Plan while serving as a member of the E.C.C. or one year prior to becoming a member of the E.C.C.

     (c) "Fiscal Year" shall mean the fifty-two or fifty-three week period ending on the last Saturday in January, and commencing on the Sunday following the last Saturday in January of the preceding calendar year.

     (d) "Participant" shall mean any officer or other employee of TJX or any subsidiary of TJX who is designated a Participant pursuant to Section 5 below.

     (e) "Performance Criteria" shall mean the standards of measurement of performance by the Company, performance by any division or subsidiary of the Company, and/or individual performance for each Performance Period as established by the E.C.C. pursuant to paragraph (a) of
          Section 6 below.

     (f) "Performance Goal" shall mean the level of performance with respect to each Performance Criterion at which awards are payable pursuant to this Plan. Performance
          Goals are established by the E.C.C. pursuant to paragraph (b) of Section 6 below.

     (g)  "Performance Period" shall mean one Fiscal Year.





                               -1-
3.   Effective Date

     The effective date of the Plan shall be January 28, 1979.
     The effective date of this amendment and restatement of the Plan shall be January 30, 1994.

4.   Administration

     This Plan shall be administered by the E.C.C. The E.C.C. shall have full authority to interpret the Plan; to establish, amend, and rescind rules for carrying out the Plan; to administer the Plan; to determine the terms and provisions of any agreements pertaining to the Plan; and to make all other determinations necessary or advisable for its administration. The E.C.C. shall not be bound to any standards of uniformity or similarity of action, interpretation, or conduct in the discharge of its duties hereunder, regardless of the apparent similarity of the matters coming before it. Its determination shall be binding on all parties.

     Members of the E.C.C. who are Participants in the Plan may not act with respect to matters related to their own awards. No member or former member of the E.C.C. or the Board of Directors of TJX shall be liable for any action or determination made in good faith with respect to the Plan or any award or payment made under the Plan.

5.   Eligibility

     For each Performance Period, the E.C.C. shall designate those Participants who may be entitled to receive annual management incentive awards, subject to the terms and conditions of the Plan.

6.   Description of Awards

     (a)  Designation of Performance Criteria

          At the commencement of each Performance Period, the E.C.C. shall determine the Performance Criteria for said Performance Period and the relative weight to be given to each Performance Criterion. Performance Criteria and the weighing thereof may vary by Participant and may be different for different Performance Periods. Such Performance Criteria may include, but shall not be limited to, measures such as pre-tax income, pre-tax income as a percentage of sales, return on investment, or other measures specific to a Participant's annual performance objectives.
          These criteria may be based on Company, divisional, subsidiary and/or individual performance as designated by the E.C.C.



                               -2-
     (b)  Performance Goals

          At the commencement of each Performance Period, the E.C.C. shall determine a range of Performance Goals from minimum to target to maximum for each Performance Criterion for said Performance Period, based upon the Company, divisional or subsidiary Business Plan for said Fiscal Year. Performance Goals are subject to the approval of the President of TJX. Performance Goals may vary by Participant and may be different for different Performance Periods.

          At any time designated by the E.C.C. during a Performance Period or thereafter, but prior to award payment, appropriate adjustments in the Performance Goals may be made to avoid undue windfalls or hardships due to external conditions outside the control of management, changes in method of accounting, nonrecurring or abnormal items, or other matters as the E.C.C. shall, in its sole discretion, determine.

     (c)  Award Opportunity

          At the commencement of each Performance Period, the E.C.C. shall assign to each Participant the minimum, target and maximum opportunity to be earned for said Performance Period, based upon the Participant's position and ability to impact annual performance relative to goals during the Performance Period. Award opportunity may be expressed as a fixed amount or as a percentage of the Participant's actual base salary earned for the Performance Period.

          From time to time, discretionary awards, in addition to the annual management incentive awards, may be made by the E.C.C. to any Participant due to outstanding performance or extraordinary circumstances which occur during the Performance Period. Recommendations of Participants to receive discretionary awards shall be made by the President of TJX.

7.   Determination of Awards

     (a) Upon completion of each Performance Period and certification of the Company's financial statements by the Company's independent public accountants for the Fiscal Year included in such Performance Period, the E.C.C. shall review performance relative to Performance Goals, as adjusted from time to time in accordance with paragraph (b) of Section 6 above, and determine the value of the awards for each Performance Period, subject to the approval of the President of TJX and/or the Chairman of the Board of TJX.



                               -3-
          Achievement of Performance Goals shall result in payment of the target award. Failure to achieve Performance Goals will result in a decrease or elimination of the Participant's award. Exceeding Performance Goals will result in an increased award.

          Performance Goal awards may be adjusted upward or downward by the E.C.C. due to special circumstances or individual performance review. Without limiting the generality of the foregoing, the Committee may reduce or eliminate awards to Participants receiving "Needs Improvement" performance ratings.

     (b) If an employee becomes a Participant after the beginning of a Performance Period, the award payable to him shall be prorated in accordance with the portion of the Performance Period in which he is a Participant.

     (c) In the event of termination of employment of a Participant for any reason prior to the last day of the Performance Period, a Participant thereafter shall have no further rights under the Plan and shall not be entitled to payment of any award.

          If termination of employment occurs (i) by reason of death, (ii) due to normal retirement under a retirement plan of the Company, or earlier retirement after age 55 with the consent of the Company, or (iii) with the consent of the Company, the E.C.C. may, in its sole discretion, value and direct that all or some portion of the award be deemed earned and payable, taking into account the duration of employment during the Performance Period, the Participant's performance, and other matters as the E.C.C. shall deem appropriate. In the event of termination of employment for cause, as defined and determined by the E.C.C. in its sole discretion, no payment shall be made with regard to any prior or current Performance Period.

     (d) If a Participant shall be actively employed by the Company less than a full Performance Period because of an accident or illness but completes 26 weeks of active employment during said Performance Period, the award otherwise payable to said Participant for said Performance Period shall not be reduced because of a failure of active employment due to such accident or illness.

          If a Participant shall be actively employed by the Company less than a full Performance Period because of an accident or illness and does not complete 26 weeks of active employment during said Performance Period, said Participant shall receive such award, if any, for said Performance Period as the E.C.C. shall determine.


                               -4-
          Any time for which a Participant receives sick leave and/or vacation payments shall be deemed active employment time. Any time for which a Participant receives short-term income protection, short-term disability and/or long-term disability payments shall not be deemed active employment time.

          The provisions in this Section 7 are subject to the terms of any employment agreement, severance agreement or severance plan applicable to any one or more participants and in the event of any conflict, such terms shall control payment.

8.   Payment of Awards

     As soon as practicable after valuation of the award for each Performance Period, payment shall be made in cash with respect to the award earned by each Participant.

9.   Deferral of Awards

     Participants who are designated by the E.C.C. as being eligible to participate in the TJX General Deferred Compensation Plan may elect to defer all or a portion of their awards in accordance with the terms of such General Deferred Compensation Plan.

10.  Designation of Beneficiary

     (a) Subject to applicable law, each Participant shall have the right to file with the E.C.C., to the attention of the Vice President, Human Services Director, TJX, a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amount, if any, payable under the Plan upon his death. A Participant may from time to time revoke or change his beneficiary by filing a new designation with the E.C.C. The last such designation received by the E.C.C. shall be controlling, provided, however, that no designation change or revocation thereof, shall be effective unless received by the E.C.C. prior to the Participant's death, and in no event shall it be effective as of a date prior to receipt.

     (b) If no such beneficiary designation is in effect at the time of a Participant's death, or if no designated beneficiary survives the Participant, or if such designation conflicts with law, the payment of the amount, if any, payable under the Plan upon his death shall be made to the Participant's estate. If the E.C.C. is in doubt as to the right of any person to receive any amount, the E.C.C. may retain such amount, without liability for any interest thereon, until the



                               -5-
          rights thereto are determined, or the E.C.C. may pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Plan, the Company, and the E.C.C. therefor.

11.  Notices

     Each Participant whose employment relationship with the Company has terminated, either voluntarily or involuntarily, shall be responsible for furnishing the Vice President, Human Services Director, TJX, with the current and proper address for the mailing of notices and the delivery of agreements and payments. Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing shall be suspended until the Participant furnishes the proper address.

12.  Rights of Participants

     Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or his legal representative or designated beneficiary, or other persons.

     If and to the extent that any Participant or his legal representative or designated beneficiary, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

13.  No Employment Rights

     Nothing in this Plan or any other document describing or referring to this Plan shall be deemed to confer on any Participant the right to continue in the employ of the Company or his respective employer or affect the right of such employer to terminate the employment of any such person with or without cause.

14.  Certain Payments Upon a Change of Control

     If, upon a Change of Control (as defined in Exhibit A hereto) of TJX, amounts payable or that would or might be payable in respect of an individual under the Plan instead are paid to such individual or his estate or beneficiary pursuant to any change of control severance plan or agreement, or any similar plan, agreement or arrangement, to which the Company is a party, payments in respect of such individual hereunder shall be reduced pro tanto.


                               -6-
15.  Nonalienation of Award

     No amounts or other rights under the Plan shall be sold, transferred, assigned, pledged, or otherwise disposed of or encumbered by a Participant, except as provided herein, and shall not be subject to attachment, garnishment, execution, or other creditor's processes.

16.  Withholding Taxes

     The Company shall have the right to deduct withholding taxes from any payments made pursuant to the Plan, or make such other provisions as it deems necessary or appropriate to satisfy its obligations to withhold federal, state, or local income or other taxes incurred by reason of payments pursuant to the Plan.

17.  Termination, Amendment and Modification
     The E.C.C. or the Board of Directors of TJX may from time to time amend, modify, or discontinue the Plan or any provision hereof. No amendment to or discontinuance or termination of the Plan, shall, without the written consent of the Participant, adversely affect any rights of such Participant that have vested. This Plan shall continue until terminated by the E.C.C. or the Board of Directors of TJX.

18.  Headings and Captions

     The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

19.  Controlling Law

     This Plan shall be construed and enforced according to the laws of the Commonwealth of Massachusetts, to the extent not preempted by Federal law, which shall otherwise control.

20.  Miscellaneous Provisions

     (a) All costs and expenses involved in administering the Plan as provided herein, or incident thereto, shall be borne by the Company.

     (b) The E.C.C. may, in its sole discretion, reduce or eliminate awards granted or money payable to any Participant or all Participants if it determines that such awards or payment may cause the Company to violate any applicable law, regulation, controls, or guidelines. Such reduction or elimination may be made notwithstanding that the possible violation might be eliminated by reducing or not increasing compensation



                               -7-
          or benefits of other associates, it being the intent of the Plan not to inhibit the discretion of the Company to provide such forms and amounts of compensation and benefits to employees as it deems advisable.

21.  Awards to Certain Officers

     The provisions of this Section 21 shall apply, notwithstanding any other provision of the Plan to the contrary, in the case of any award made to a person expected to be described in Section 162(m)(3) of the Internal Revenue Code at the time the award is to be paid, as determined by the E.C.C. at the time of the award. In the case of any such award: (a) Performance Criteria shall be based on divisional pre-tax earnings (excluding inventory capitalization costs) of one or more divisions, which may be weighted by division, determined in accordance with GAAP consistently applied; (b) the specific Performance Criteria established by the E.C.C. with respect to any award shall be subject to mandatory adjustment for any change in law (including tax laws and statutory rates), regulations and interpretations occurring after the grant date affecting such divisional pre-tax earnings by more than one (1%) percent; (c) the maximum amount payable under any Plan award to any such individual shall be $1,300,000; and (d) those provisions of the Plan generally applicable to awards hereunder which give to the E.C.C. or any other person discretion to modify the award after the establishment and grant of the award shall be deemed inapplicable to the extent (but only to the extent) the retention of such discretion by such person would be deemed inconsistent with qualification of the award as performance-based within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code.






















                               -8-
                                                        EXHIBIT A


                Definition of "Change of Control"


     "Change of Control" shall mean the occurrence of any one of the following events:

          (a) there occurs a change of control of The TJX Companies, Inc. ("TJX") of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or in any other filing under the Exchange Act; provided, however, that no transaction shall be deemed to be a Change of Control as to a Participant (i) if the person or each member of a group of persons acquiring control is excluded from the definition of the term "Person" hereunder or (ii) unless the Executive Compensation Committee (the "Committee") shall otherwise determine prior to such occurrence, if the Participant or a Participant Related Party is the Person or a member of a group constituting the Person acquiring control; or

          (b) any Person other than TJX, any wholly-owned subsidiary of TJX, or any employee benefit plan of TJX or such a subsidiary becomes the owner of 20% or more of TJX's Common Stock and thereafter individuals who were not directors of TJX prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of TJX's Board of Directors; provided, however, that unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control as to a Participant if the Participant or a Participant Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

          (c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than TJX's Board of Directors and thereafter individuals who were not directors of TJX prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of TJX's Board of Directors; or




                               -1-
          (d) TJX executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in such agreement, all or substantially all of the business and/or assets of TJX shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of TJX when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control as to a Participant if, immediately after such transaction, the Participant or any Participant Related Party shall own equity securities of any surviving corporation ("Surviving Entity") having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of TJX owned by the Participant and any Participant Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of TJX immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as ownership of Common Stock); and provided, further, that, for purposes of this paragraph (d), if such agreement requires as a condition precedent approval by TJX's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).

     In addition, for purposes of this Exhibit A the following terms have the meanings set forth below:

     "Common Stock" shall mean the then outstanding Common Stock of TJX plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of TJX shall expressly so determine in any future transaction or transactions.




                               -2-
     A Person shall be deemed to be the "owner" of any Common
Stock:

          (i) of which such Person would be the "beneficial owner," as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission
     (the "Commission") under the Exchange Act, as in effect on March 1, 1989; or

          (ii)  of which such Person would be the
     "beneficial owner" for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989;
     or

          (iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989) has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

     "Person" shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on March 1, 1989; provided, however, that the term "Person" shall not include (a) any individuals who are descendants of Max Feldberg or Morris Feldberg, the founders of the Company, (b) any relatives of the fourth degree of consanguinity or closer of such descendants or (c) custodians, trustees or legal representatives of such persons.

     A "Participant Related Party" shall mean, with respect to a Participant, any affiliate or associate of the Participant other than TJX or a Subsidiary of TJX. The terms "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term "registrant" in the definition of "associate" meaning, in this case, TJX).

     "Participant" means a participant in the Plan.